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Exhibit 10.8

AGREEMENT

        This Agreement is made as of this 30th day of May, 2000 by and between Sun State Rock & Materials Corp., an Arizona corporation, hereinafter referred to as "Sun State," and Ready Mix, Inc., a Nevada corporation, hereinafter referred to as "Ready Mix."

WITNESSETH:

        WHEREAS, Sun State leases certain real property located in the general vicinity of 115th Avenue and Beardsley Road, Maricopa County, Arizona, and depicted and legally described on Exhibits A and B attached hereto and incorporated herein by this reference (the property described on Exhibit A is hereinafter referred to as the "Sun State Property"), pursuant to that certain Sand and Gravel Pit Lease, dated April 16, 1988 (hereinafter referred to as the "Lease"), between Sun State, as lessee, and Hope Enterprises, LLC and W.A.W.; LLC as lessors (hereinafter referred to as "Owner"); and

        WHEREAS, pursuant to the terms of the Lease, Sun State has the right to extract sand and rock (hereinafter referred to collectively as "materials") from the Sun State Property and to permit the use of the Sun State Property by a third party in connection with the processing of such materials; and

        WHEREAS, Ready Mix desires to utilize that portion of the Sun State Property depicted and legally described on Exhibit C attached hereto and incorporated herein by this reference (the "Ready Mix Site") and to purchase sand and rock from Sun State, all for the purpose of producing and selling Portland Cement Concrete and redi-mix products.

        NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration. Sun State and Ready Mix do hereby covenant and agree as follows:

        1.    Term:    Unless sooner terminated as otherwise provided herein, the term of this Agreement shall be for a period of ten (10) years, commencing on June 1, 2000 and ending on May 31, 2010 (the "Initial Term"). Upon the expiration of the Initial Term, the parties may, if both parties desire, extend the term of this Agreement for such period of time and upon such terms and conditions as are mutually acceptable to the parties.

        2.    Use by Ready Mix:

          A.    During the term of this Agreement, Ready Mix shall have the exclusive right to use the Ready Mix Site for the purpose of operating a business for the production and sale of Portland Cement Concrete and the sale of redi-mix products and performing those acts which are ancillary to the operation of such a business, including, without limitation, the processing, manufacture, storage, and sale of such products and the disposal of any waste materials generated as a result thereof. Ready Mix mav locate such items of equipment and machinery and any structures and fixtures on the Ready Mix Site as it deems necessary for the operation of its business, and any such items, fixtures and structures shall remain the property of Ready Mix, subject to removal at Ready Mix's will during the term of this Agreement and for a period of one hundred twenty (120) days thereafter. Ready Mix shall not use the Ready Mix Site for any purpose not related or ancillary to the operation of its business, without the prior consent of Sun State.

          B.    In addition to the right to use the Ready Mix Site as set forth above, Ready Mix shall have the right to use other portions of the Sun State Property for purposes related to its business operations on the Ready Mix Site, as follows:

                i.  Ready Mix, its employees, agents, invitees and customers shall have the right to use a portion of the Sun State Property to be designated by mutual agreement of Sun State and Ready Mix for access to and from the Ready Mix Site necessary for Ready Mix's operations. If Sun State proposes to change the location of Ready Mix's access to the site, Sun State shall notify Ready Mix of the proposed change for Ready Mix's approval. Ready Mix shall not unreasonably withhold approval of a proposed change in the location of Ready Mix's access as long as the proposed change in access does not significantly increase the length of travel or significantly reduce the convenience to Ready Mix of the access route originally designated by the parties. Ready Mix also shall have the right to use a portion of the Sun State property to be designated by mutual agreement of Sun State and Ready Mix for placement of utilities necessary for Ready Mix's operations.

               ii.  Ready Mix shall have the right to use a portion of the pit area located on the Sun State Property to dispose of any waste concrete and other materials reasonably resulting from the operation of its business on the Ready Mix Site; provided that Sun State shall from time to time designate and direct the method of disposal and the particular area or areas to be used for such purpose; and provided further that Ready Mix shall conduct any such disposal in accordance with all applicable laws and shall be responsible, at its sole cost, for obtaining any required licenses and permits.

        3.    Washed Sand and Rock; Water:

          A.    Sun State shall use its best efforts to supply to Ready Mix washed sand and rock, in quantities and quality required by Ready Mix for its production of Portland Cement Concrete and sale of redi-mix products at the Ready Mix Site. The sand supplied by Sun State shall meet the ASTM C-33 specification for fine aggregates, and Sun State shall use all good faith efforts to maintain the average values of daily tests performed within the FM range of 2.70 and 2.95 and within the SE range of 80 and 90. SE tests will be performed in accordance with ASTM D 2419-95 (utilizing sample prep procedure A). The pea gravel and rock supplied by Sun State shall meet the ASTM C-33 specification for #5 and #7 course aggregates.

          B.    Sun State shall use its best efforts to maintain a reasonable stockpile of washed sand and rock to supply Ready Mix's immediate requirements for production of Portland Cement Concrete and sale of redi-mix products, and Ready Mix shall keep Sun State generally informed of such requirements.

          C.    Nothing contained in this Agreement shall be interpreted to prevent, restrict or otherwise limit Sun State from making unlimited sales of the sand, pea gravel and rock aggregate it produces to third parties or to allow the use of the Sun State Property, other than the Ready Mix Site, for any purpose.

        4.    Imported Sand and Rock:    If Sun State is unable, notwithstanding its best efforts, to supply Ready Mix with all its requirements for washed sand, pea gravel and rock meeting the specifications set forth in this Agreement in connection with Ready Mix's operation on the Ready Mix Site, Ready Mix may, at its option, import additional sand, pea gravel and rock from other locations for use in the production and sale of Portland Cement Concrete and the sale of redi-mix products in accordance with this Section. Ready Mix shall notify Sun State, in writing, at least three (3) business days before importing any sand, pea gravel, or rock for use at the Ready Mix Site. The written notice shall describe the type and amount of material that Ready Mix intends to import. If Sun State cannot supply the material specified in the notice within three (3) business days after receipt of the written notice, Ready Mix may obtain the materials described in the notice for use at the Ready Mix Site. Sun State shall pay Ready Mix an amount equal to fifty percent (50%) of the amount by which Ready Mix's cost for the material imported in accordance with this Section exceeded the amount that Ready Mix would have paid Sun State for the same type of material under this Agreement. Ready Mix shall submit an invoice and documentation showing the type, amount and cost of the imported material and the amount due under this Section to Sun State. Sun State shall pay Ready Mix the amount due under this Section within thirty (30) days after receipt of an invoice under this Section. Except as otherwise provided in this Section, Ready Mix shall obtain all sand, pea gravel and rock used for production of Portland Cement Concrete and redi-mix products on the Ready Mix Site from Sun State.

        5.    Payment Terms:

          A.    Ready Mix agrees to pay Sun State (i) an initial price of $5.60 per ton of concrete sand, (ii) an initial price of $5.55 per ton of pea gravel (ASTM 3/8"), and (iii) an initial price of $5.00 per ton of concrete rock (1" and 1/2" minus), payable in accordance with Subsection 5.C below. Said prices shall each be adjusted each year in accordance with Subsection 5.B below. These prices include loading of the material into Ready Mix's bins by Sun State.

          B.    Commencing on the first anniversary of the date of this Agreement and on each anniversary thereafter, the prices for sand, pea gravel and rock listed in Subsection 5.A hereof shall be adjusted for the next succeeding year based on the following formula:

PPIE.
IP × PPIB = Adjusted Price

Where:	IP	=	The initial price as listed in Subsection 5.A hereof.

	PPIE	=	Producer Price Index—Table 6 Commodity Code 1321, construction sand, gravel and crushed stone, as published by the U.S. Department of Labor, Bureau of Labor Statistics, for May in the year just ending;
	PPIB	=	Producer Price Index—Table 6 Commodity Code 1321, construction sand, gravel and crushed stone, as published by The U.S. Department of Labor, Bureau of Labor Statistics, for May, 2000.

provided, however, that in the event that the quotient of said ratio (PPIE/PPIB) in any given year is less than 1.00, then in such event, 1.00 shall be substituted for such ratio and utilized in the formula for calculating the adjusted prices to be paid by Ready Mix (i.e., the Adjusted Price shall never be less than the initial price set forth in Subsection 5.A hereof).

        The Producer Price Index Table 6 Commodity Code is currently indexed to the base year 1982. In the event of a change in base years during this Agreement, the Producer Price Index numbers used in the calculation shall also be adjusted for relativity with one another with respect to the new base year, if necessary, to proportionately adjust the price for the relative percentage change in the index. In the event the Producer Price Index shall cease to be published, then Sun State and Ready Mix shall agree upon another index to be substituted therefor, and if they are unable to agree upon a substitute index within a reasonable time, such matter shall be determined by arbitration in accordance with this Agreement.

          C.    Sun State shall be entitled to payment for sand, pea gravel and rock supplied to Ready Mix pursuant to the terms of this Agreement at such time as the materials are used by Ready Mix in the production of concrete including drum cleanout or, if not used to produce concrete, at such time as Ready Mix removes the materials from the Sun State Property. Payments from Ready Mix to Sun State shall be made monthly, on or before the fifteenth (15th) day of each month following the month in which the materials were used in production or removed from the Ready Mix Site.

          D.    i.    Ready Mix agrees that, commencing in the month of January, 2001 and for each month thereafter as long as this Agreement remains in effect, the monthly payment Sun State receives shall not be less than an amount (the "Monthly Minimum Payment") calculated on the basis of minimum monthly sales volumes of sand and rock and the prices of sand and rock during the month pursuant to Subsection 5.B. For the months of January through May 2001. the Monthly Minimum Payment shall be $65,875, which is based on the monthly minimum volumes of 6,875 tons of rock and 5,625 tons of sand. Beginning in June 2001, the Monthly Minimum Payment shall be calculated based on the minimum monthly sales volume of 6,750 tons of sand and 8,250 tons of rock multiplied by the respective prices calculated pursuant to Subsection 5.B. Beginning in

  June 2002 and thereafter as long as this Agreement remains in effect, the Monthly Minimum Payment shall be adjusted each year on the anniversary date of this Agreement based on the Adjusted Price for sand and rock determined in accordance with Section 5.B hereof, but never below the Monthly Minimum Payment for June 2001.

               ii.  The Monthly Minimum Payment shall be applied to adjust the monthly payment pursuant to Subsection 5.C as follows. If the monthly payment due under Subsection 5.C in a given month does not equal or exceed the Monthly Minimum Payment for that month, Ready Mix shall increase the monthly payment for that month to equal the Monthly Minimum Payment. If, in any month, the monthly payment due under Subsection 5.C is less than the Monthly Minimum Payment because inclement weather prevented Ready Mix from using sufficient materials to cover the Monthly Minimum Payment, Ready Mix shall be entitled to a credit equal to the difference between the Monthly Minimum Payment and the monthly payment that would have been due under Subsection 5.C. Ready Mix shall provide written notice to Sun State of the amount of the credit claimed along with the payment submitted for that month. Ready Mix may use the credit to reduce the amount of any future monthly payment that exceeds the Monthly Minimum Payment for that month, provided that the payment for any month shall not be less than the Monthly Minimum Payment. Any unused credit shall expire if not used within twelve months. All credits shall expire upon any termination of this Agreement, except that if Sun State terminates this Agreement pursuant to Section 16, Sun State shall compensate Ready Mix for the amount of any unused and unexpired credits.

              iii.  During any month in which Sun State is unable to furnish, within a reasonable time after receiving an order from Ready Mix, sufficient materials to meet Ready Mix's order, Ready Mix shall not be liable for the Monthly Minimum Payment, and the monthly payment due for that month shall be the amount due under Subsection 5.C for the materials supplied by Sun State and used by Ready Mix.

        6.    Measurement:    Measurement of materials used by Ready Mix for payment purposes pursuant to Section 5 hereof shall be made by Ready Mix. For materials used in the production of Portland Cement Concrete, measurements shall be based upon the quantities of sand, pea gravel and rock as shown on Ready Mix's computer printouts for the plant located on the Ready Mix Site; provided, however, that if Ready Mix utilizes imported sand, pea gravel or rock pursuant to Sections 4 or 8 hereof, then the sand, pea gravel and rock quantities to be paid for by Ready Mix shall be the total sand, pea gravel and rock quantities shown on such printouts reduced by the total quantity of imported sand, pea gravel and rock documented by certified truck-scaled tickets and hatched by Ready Mix during the applicable monthly period. Sun State may implement reasonable monitoring procedures to insure proper measurement of the imported sand, pea gravel and rock, provided that any such procedures shall be at no cost or expense to Ready Mix. Upon request, Ready Mix shall supply Sun State with quantity usages each day for the previous day. For sand, pea gravel and rock not used in the production of concrete on the Ready Mix Site, measurements shall be based on the quantities of rock, pea gravel and sand removed from the Sun State Property as shown on Sun State's truck scales.

        Upon written request, Sun State shall have the right to audit Ready Mix's books and records for the purpose of quantity verification and shall otherwise be allowed to verify the quantities of materials being utilized pursuant to this Agreement, including, but not limited to, checking the calibration of Ready Mix's computer equipment to verify its accuracy. Ready Mix shall make its books and records available to Sun State within ten (10) days after written request is made.

        7.    Taxes:

          A.    Each party shall pay personal property taxes assessed on any personal property owned or leased by that party, regardless of who is using the equipment. Each party shall pay real property taxes assessed on property owned by that party, regardless of who is using or occupying the real property.

          B.    Ready Mix agrees that it is responsible to pay Sun State any and all transaction privilege or mining taxes legally owed as a result of sales of material from Sun State to Ready Mix. Sun State is responsible to remit those taxes per current law. Ready Mix agrees to be responsible for collecting and remitting all privilege or mining taxes legally incurred as a result of the sale of material purchased by Ready Mix from Sun State and sold by Ready Mix to another party.

          C.    Any and all other privilege tax (or any other tax), fees, permits, licenses, assessments, or similar items incurred and legally due with respect to any real or personal property will be the responsibility of the party owning the personal or real property on which the obligation is imposed by law, in accordance with Subsection A of this Section.

          D.    Any new taxes or fees enacted subsequent to this agreement with respect to any real or personal property shall be the responsibility of the party who owns or leases the personal or real property, consistent with Subsection A of this Section.

          E.    Any new taxes resulting from the sale of materials will be the responsibility of the party who would be responsible for the tax pursuant to Subsection B of this Section.

        8.    Force Majeure:    Both parties shall be excused from their performance hereunder so long as, and to the extent that, performance is prevented by reason of fire, storm, flood, war, rebellion, insurrection, riot, strike, labor disturbance, earthquake, failure of transportation or delivery facilities, acts, orders or regulations imposed by Federal, State, or other authorized governmental authority, or other causes beyond the reasonable control of either party, hereunder, whether similar or dissimilar to the foregoing ("Force Majeure Event"), but specifically excluding therefrom any mechanical or other failure of production or processing machinery or equipment; provided, however, that in no event shall any Force Majeure Event operate to terminate this Agreement except as otherwise provided herein.

        In the event that Sun State is prevented from supplying Ready Mix with sand and/or rock as a result of a Force Majeure Event, then Ready Mix may import sand and/or rock for so long as such Force Majeure Event shall continue in effect and until such time as Sun State is able to resume supplying sand and/or rock, and Ready Mix shall not be liable for the Monthly Minimum Payment during any such period.

        9.    Interpretation:    It is the mutual intention of the parties hereto that this Agreement shall be governed by the laws of the State of Arizona as to the execution, authentication, construction, the legal obligations arising hereunder, and as to what is to be deemed a performance, satisfaction or discharge thereof.

        10.    Utilities Generally:    Ready Mix shall be responsible to obtain all utilities necessary for its operations, including water, power, communications, and sewage disposal. Access for any utility lines across the Sun State Property shall be determined in accordance with Section 2.B.i. Sun State shall have no obligation to furnish any utilities for Ready Mix's operations. Upon Ready Mix's request, and in Sun State's sole discretion, Sun State shall agree to provide water to Ready Mix. Ready Mix shall reimburse Sun State for the cost of any water furnished by Sun State and used by Ready Mix for the operation of its plant within, ten (10) days after receipt of statements from Sun State evidencing the cost thereof.

        11.    Indemnification:    Ready Mix agrees to indemnify, protect and save Sun State and Owner harmless from any and all actions, claims, costs, losses, damages (including, without limitation. compensatory and punitive damages), fines, penalties, expenses, attorneys fees, litigation expenses or liabilities from any accident, injury or damage to person or property or violation of law occurring in, on or about the Ready Mix Site during the term of this Agreement or in connection with the Ready Mix's operations on the Ready Mix Site, including, without limitation, any claims relating to Ready Mix's emissions, disposal, discharge, deposit, dumping, leaking, spilling, placing, or escape of any toxic or hazardous substance or waste, pollutant or contaminant (as those terms may be defined from time to time under federal, state or local laws) on, in, under or from the Sun State Property or compliance with any applicable environmental law; provided, however, that this provision shall not be construed so as to have the effect of indemnifying or holding harmless Sun State or Owner for, from and against any actions, claims, costs, losses, damages (including without limitation compensatory and punitive damages), expenses, attorneys' fees or liabilities which shall arise solely out of the acts or omissions of Sun State and/or Owner.

        12.    Insurance:    Ready Mix shall maintain in effect insurance policies for the Ready Mix Site and Ready Mix's operation on the Ready Mix Site or other portions of the Sun State Property against such risks as are regularly insured by reasonable prudent business persons operating concrete batching plants in Arizona. Such insurance shall include, without limitation, (i) a policy or policies insuring against liability resulting from injury or death occurring to persons in, on or about the Ready Mix Site, or otherwise related to Ready Mix's business operations on the Ready Mix Site, and from damage to property, the liability coverage under such insurance to be not less than $2,000,000 for one person injured, $2.000,000 for any one accident and $2,000,000 for property damage, and (ii) comprehensive automobile liability coverage for vehicles used in the operation of the Ready Mix Site, the liability on such insurance to be not less than $2,000,000 for any one person insured, $5,000,000 for any one accident and $500,000 for property damage. Sun State shall be named as an additional insured under such policies. Insurance coverage to satisfy such requirements may be obtained through Primary and Umbrella Excess Liability policies. At Sun State's request, certificates of insurance shall be furnished to Sun State evidencing such insurance coverage. These Certificates shall contain a provision that coverage afforded under the policy or policies will not be cancelled until at least thirty (30) days' prior notice has been given to Sun State. Insurance requirements hereunder are not a limitation of Ready Mix's liability and obligation to indemnify Sun State and Owner, but are simply additional security to Sun State and Owner.

        13.    Notices:    Any notice to be given to the parties pursuant to the terms of this Agreement shall be given by U.S. Mail, certified mail, return receipt requested or by personal delivery, addressed as follows: if to Sun State at P. O. Box 1340, Sun City, Arizona, 85372, with a copy to Dalva L. Moellenberg, Gallagher & Kennedy, P.A., 2575 East Camelback Road, Phoenix, Arizona 85016-9225, and if to Ready Mix at 3430 E. Flamingo Road, Suite 100, Las Vegas, Nevada 89121. Notices shall be deemed given when deposited, if mailed by certified mail, otherwise when received.

        14.    Independent Contractor Operation:    Each party shall perform this Agreement as an independent contractor, and in no event shall either party be deemed to be or act as an agent or employee of the other. Ready Mix shall be solely and completely responsible for the operation and care of its plant and the Ready Mix Site and Sun State shall be solely and completely responsible for its operations and the remainder of the Sun State Property.

        15.    Termination of Agreement by Default:    If either party fails to perform or abide by any of the conditions or covenants of this Agreement, the other party may terminate this Agreement (and in the event of a default by Ready Mix, Sun State may terminate Ready Mix's right to possession of the Ready Mix Site); provided that the non-defaulting party has first given the defaulting party written notice of any such default and thirty (30) days thereafter to cure the same, and the defaulting party has not perfected a cure in such 30-day period. The foregoing shall not limit any rights or remedies otherwise available at law or in equity to the non-defaulting party and the right of Sun State to receive payment for any materials already purchased by Ready Mix.

        16.    Termination by Sun State:    In the event that the character of the raw material being utilized by Sun State to produce the washed sand and rocks changes, and such change results in the total of all costs directly or indirectly related to the production of said washed sand and rock exceeding the prices being paid by Ready Mix for said materials, Sun State may, at its option, terminate this Agreement without further liability whatsoever to Ready Mix. In the event of a termination of this Agreement pursuant to this Section 16, Ready Mix may, at its option, notify Sun State in writing within thirty (30) days after receipt of notice of termination that it desires to enter into a ground lease to maintain its operations on the Ready Mix site at a monthly lease rate to be negotiated by the parties in good faith. If Ready Mix does not elect to enter into a ground lease, or if the parties are unable to negotiate a lease, the parties shall mutually agree to a time schedule during which Ready Mix shall be allowed to remain on the Ready Mix Site before having to vacate; provided however, that such time period shall not exceed six (6) months after the notification by Sun State to Ready Mix of its intent to terminate the Agreement pursuant to this Section.

        17.    Assignment:    Ready Mix shall not: (i) assign, transfer, pledge or hypothecate its rights under this Agreement without Sun State's prior written consent, (ii) sublet or lend the Ready Mix Site or any part thereof to any unaffiliated party, or; (iii) permit the Ready Mix Site, or any part thereof, to be used by anyone other than Ready Mix and Ready Mix's employees and agents performing activities authorized pursuant to the terms of this Agreement.

        18.    Laws and Permits:    Ready Mix, at its sole cost and expense, shall comply with all laws, ordinances and regulations, now or hereafter in effect, relating to the possession. operation, or maintenance of its plant and the Ready Mix Site, and shall obtain any licenses or permits necessary for the operation of its plant.

        19.    Right of Inspection.    Sun State shall have the right at all reasonable times to enter upon the Ready Mix Site, and shall be given free access thereto for the purpose of inspection and verification of compliance with this Agreement.

        20.    Merger:    This writing represents the entire Agreement between the parties. No other writings, verbal understandings or agreements of any nature exist between the parties concerning the subject matter of this Agreement.

        21.    Changes:    Any changes, modifications or addenda to this Agreement must be evidenced in a writing which is signed by all parties hereto before such shall be considered binding.

        22.    Arbitration:    All claims, disputes and other matters in question between the parties hereto arising out of, or relating to, this Agreement or the breach thereof shall be decided by arbitration unless the parties mutually agree otherwise. In any such event, the party desiring arbitration shall give notice to that effect to the other party, specifying in such notice the name and address of the person designated to act as an arbitrator on its behalf. Within fifteen (15) days after receipt of such notice, the other party shall give written notice to the first party specifying the name and address of the person designated to act as arbitrator on its behalf. If the second party fails to notify the first party of the appointment of its arbitrator within such 15-day period, then the appointment of a second arbitrator shall be made by the then presiding Judge of the Superior Court of the State of Arizona for the County of Maricopa upon the request of the first party, and the second party shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment and the person so appointed shall be the second arbitrator. The arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed. If the two arbitrators shall not agree upon the decision to be made in such dispute, they shall, themselves, appoint a third arbitrator who shall be a competent and impartial person, and in the event they are unable to agree upon such appointment within ten (10) days, the, third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both, may request the then presiding Judge of the Superior Court of the State of Arizona for the County of Maricopa to appoint such third arbitrator, and the other party shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment and the person so appointed shall be the third arbitrator. The decision of the arbitrators so chosen shall be given within a period of thirty (30) days after appointment of such third arbitrator. The decision in which any two of the arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties. Each party shall pay the fees and expenses of the arbitrator appointed by such party, or in whose stead as above provided such arbitrator was appointed, and the fees and expenses of the third arbitrator, if any, shall be home equally by both parties. Any such arbitration shall be conducted in accordance with the rules then in effect of the American Arbitration Association.

        The foregoing agreement to arbitrate shall be specifically enforceable under the laws of the State of Arizona. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable laws in any court having jurisdiction thereof. Any demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Unless otherwise agreed in writing, the parties shall carry on the work required hereunder during any arbitration proceedings.

        23.    Warranty of Title:    Sun State represents and warrants that (i) it is presently the lessee of the Sun State Property, and (ii) it has the authority to enter into this Agreement and perform its obligations hereunder and to grant to Ready Mix all rights granted hereby. Sun State further represents and warrants that it will not do or suffer anything to be done in connection with the Lease which will interfere with or impair the rights of Ready Mix hereunder.

        24.    Binding Effect:    This Agreement shall inure to the benefit of and be binding on the parties hereto, their successors, assigns, heirs and personal representatives.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate as of the date first hereinabove written.

SUN STATE ROCK & MATERIALS CORP.

/s/ [Illegible]	/s/ DELORIS C. WALKER
Attest	By:	Deloris Walker
	Its:	President

READY MIX, INC.

/s/ [Illegible]	/s/ ROBERT DERUITER
Attest	By:	Robert DeRuiter
	Its:	General Manager

EXHIBIT A

Parcel 1

        Approximately 140 acres of real property located in Maricopa County, Arizona, more particularly described as:

PARCEL NO. 1:	The East half of the Southeast quarter of Section 24, Township 4 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.
PARCEL NO. 2:	The Southwest quarter of the Southeast quarter of Section 24, Township 4 North, Range I West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.
PARCEL NO. 3:	The East half of the Northwest quarter of the Northeast quarter of Section 25, Township 4 North, range 1 West of the Gila and salt River Base and Meridian, Maricopa County, Arizona.

        The above-described Parcel 1 is owned at the date of the above-referenced Agreement by W.A.W., LLC.

Parcel 2

        Approximately 51 acres of real property located in Maricopa County, Arizona, more particularly described as:

  That part of Lots 3 and 4 of Section 19, Township 4 North, Range 1 east of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

  BEGINNING at the Southwest corner of said Section 19, thence North 0 degrees 09 minutes 40 seconds West along the West line of said Section 19, a distance of 268.37 feet; thence North 0 degrees 34 minutes 46 seconds West a distance of 2373.07 feet to the West quarter corner of said Section 19; thence North 88 degrees 53 minutes 21 seconds East along the East-West mid section line a distance of 851.79 feet; thence South 0 degrees 00 minutes 09 seconds West a distance of 2643.91 feet to the South line of said Section 19; thence South 89 degrees 02 minutes 07 seconds West a distance of 826.88 feet to the Point of Beginning.

  EXCEPTING THEREFROM the north 40 feet for highway purposes as recorded in Docket 9426, Page 84, Maricopa County Records.

  Also known as a portion of Lots 73 through 90 of the PHOENIX FIG FARMS as recorded in Book 18 of MAPS, Page 35, Maricopa County Records.

  Together with a 40 foot wide easement for access and installation of a private water line across the South half of the Southwest quarter of Section 19, Township 4 North, Range 1 East of the Gila and Salt River Base and Meridian, more particularly described as follows:

  BEGINNING at the Southwest corner of the Southwest quarter of said Section 19; thence North 0 degrees 35 minutes 38 seconds West along the West line of Section 19, a distance of 40.00 feet; thence North 89 degrees 02 minutes 12 seconds East, a distance of 2,177.26 feet to a point on the Westerly line of the Salt River Project R/W; thence South 02 degrees 24 minutes 06 seconds West along the Westerly line of the Salt River Project R/W, a distance of 40.04 feet to a point on the South line of the Southwest quarter of said Section 19; thence South 89 degrees 02 minutes 12 seconds West along the South line of Section 19 a distance of 2,175.17 feet to the Point of Beginning; and

  BEGINNING at the Southeast corner of the Southwest quarter of said Section 19; thence South 89 degrees 02 minutes 12 seconds West along the South line of said Section 19, a distance of 364.91 feet to a point on the Easterly line of the Salt River Project R/W; Thence North 02 degrees

  24 minutes 06 seconds East along the Easterly line of the Salt River Project R/W, a distance of 40.04 feet; thence North 89 degrees 02 minutes 12 seconds East, a distance of 363.15 feet to a point on the East line of the Southwest quarter of said Section 19; thence South 0 degrees 06 minutes 58 seconds East along the East line of the Southwest quarter of said Section 19. a distance of 40.00 feet to the Point of Beginning as recorded in 86-457604, Maricopa County Records.

        The above-described Parcel 2 is owned at the date of the above-referenced Agreement by Hope Resources, LLC.

EXHIBIT B

        Approximately 20 acres of real property located in Maricopa County, Arizona, more particularly described as:

  That part of Lots 1 and 2 of Section 30, Township 4 North Range I East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, also being a part of PHOENIX FIG FARMS, a subdivision of record in Book 18 of Maps, page 35 (M.C.R.), described as follows:

  Beginning at the Northwest corner of said Section 30; thence North 89 degrees 02 minutes 07 seconds East along the North line of said Section 30, a distance of 40.00 feet to the TRUE POINT OF BEGINNING.

  Thence North 89 degrees 02 minutes 07 seconds East along the North line of said Section 30, a distance of 884.59 feet;

  thence South 24 degrees 36 minutes 25 seconds West, a distance of 911.59 feet: thence South 31 degrees 06 minutes 31 seconds West, a distance of 416.72 feet; thence South 12 degrees 46 minutes 21 seconds West, a distance of 853.20 feet; thence South 2 decrees 50 minutes 10 seconds East, a distance of 635.92 feet to a point on the East-west mid-section line of said Section 30;

  thence South 89 degrees 10 minutes 29 seconds West along said mid-section line a distance of 125.00 feet to a point which is North 89 degrees 10 minutes 29 seconds East, a distance of 40.00 feet from the West quarter corner of said Section 30; thence North 0 degrees 09 minutes 40 seconds West parallel to and 40.00 feet East of the West line of said Section 30, a distance of 2,417.38 feet;

  thence North 82 degrees 34 minutes 11 seconds East, a distance of 784.14 feet; thence North 7 degrees 25 minutes 49 seconds West, a distance of 70.00 feet; thence South 82 degrees 34 minutes 11 seconds West, a distance of 775.22 feet to a point which is 40.00 feet East of the West line of said Section 30; thence North 0 degrees 09 minutes 40 seconds West, a distance of 151.81 feet to the TRUE POINT OF BEGINNING.

        The above-described Parcel is owned at the date of the above-referenced Agreement by Hope Resources, LLC.

EXHIBIT C

        Approximately 3.5 acres of real property located in Maricopa County, Arizona. This property is located within Maricopa County Assessor Parcel No. 200-13-003. The 3.5 acre area consists of a rectangular area approximately 420 feet long and 300 feet wide. The southeast corner of this area is located at a point approximately 45 feet west of the eastern boundary of parcel 200-13-003 and 1000 feet north of the southern boundary of parcel 200-13-003. The southern boundary of the 3.5 acre area runs parallel to the southern boundary of parcel 200-13-003. The eastern boundary of the 3.5 acre area runs parallel to the eastern boundary of parcel 200-13-003.

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AGREEMENT
EXHIBIT A
EXHIBIT B
EXHIBIT C